CERTIFICATE OF SECRETARY
OF
ASTROTECH CORPORATION

The undersigned, Eric Stober, the duly appointed Secretary of Astrotech Corporation, a Washington company (the “Company”), hereby certifies that, as Secretary, he is authorized to execute this Certificate on behalf of the Board of Directors of the Company and that the resolutions set forth below were duly adopted by the Board of Directors of the Company on August 5, 2015 and that such resolutions are in full force and effect on the date hereof:
IT IS HEREBY RESOLVED that:
RESOLVED, the Company intends to continue to engage in the commercialization of space-industry technologies and does not propose to operate or hold itself out as operating as an investment company within the meaning of the 1940 Act; and be it further,
RESOLVED, that the Board hereby affirms that the Company is engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities; and be it further,
RESOLVED, in the event that, at any time, the Company’s assets and/or activities were potentially to constitute it as an investment company within the meaning of the 1940 Act, the Company shall take all appropriate steps as are necessary to change the nature of its activities or to seek exemptive relief from the SEC under Section 3(b)(2) of the 1940 Act; and be it further,
RESOLVED, that the officers and employees of the Company are authorized to take any and all actions reasonably necessary or appropriate to implement these resolutions and all actions previously taken by the officers of the Company in connection with effectuating the intent and purposes of the foregoing resolutions are hereby ratified and affirmed.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Secretary solely on behalf of the Company and not as an individual as of the 4th day of August, 2016.
Name: Eric Stober
Title: Secretary